NewsRelease		(Williams Logo)
NYSE: WMB
Date:	June 26, 2008

Williams Provides Correction
NGL guidance measured in gallons

TULSA, Okla. — Williams (NYSE:WMB) yesterday issued a news release that incorrectly referred to the company’s guidance for natural gas liquids (NGL) pricing in barrels, rather than in gallons.

The corrected sentences are located in the fifth and sixth paragraphs and should read as follows:

For 2008, the company now expects average natural gas liquids (NGL) margins of 57 to 68 cents per gallon, up from previous guidance of 42 to 53 cents.

For 2009, the company now expects average NGL margins of 43 to 71 cents per gallon, up from previous guidance of 34 to 55 cents.

The correct version of the news release can be found on the company’s website at www.williams.com

About Williams (NYSE: WMB)
Williams, through its subsidiaries, finds, produces, gathers, processes and transports natural gas.  Williams’ operations are concentrated in the Pacific Northwest, Rocky Mountains, Gulf Coast, and Eastern Seaboard. More information is available at www.williams.com. Go to http://www.b2i.us/irpass.asp?BzID=630&to=ea&s=0 to join our e-mail list.

Contact:	Jeff Pounds
Williams (media relations)
(918) 573-3332
Sharna Reingold
Williams (investor relations)
(918) 573-2078

Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.